Exhibit 99.1

Contacts:

Diametrics Medical, Inc.

David B. Kaysen, CEO

W. Glen Winchell, CFO

(651) 639-8035

DIAMETRICS MEDICAL SECURES NEW FINANCING

ST. PAUL, Minn., January 23, 2004 – Diametrics Medical, Inc. (OTC BB: DMED) today announced that it has secured new financing of $1.5 million with Mercator Advisory Group and affiliated funds. This financing will be used to fund the Company’s renewed efforts to expand its TrendCare® Continuous Monitoring business.

This new financing is made up of 15,000 shares of Series F preferred stock. An additional 15,000 shares may be issued at the discretion of the Mercator Advisory Group within 30 days of shareholder authorization of additional shares of the Company’s common stock. The preferred stock is convertible at any time at 75% of a defined weighted average trading price of the Company’s common stock, but in no event greater than $0.25 per share nor less than $0.20 per share. The floor price on the conversion declines to $0.15 per share should the company miss an ongoing cash forecast, and the conversion rate declines to 65% of the weighted average trading price under certain events of default. A five year warrant to purchase up to 6,000,000 shares of common stock at the lower of $0.35 per share or a defined weighted average trading price preceding exercise was also issued.

About Diametrics Medical, Inc.

Diametrics Medical is a leader in critical care technology. The Company is dedicated to creating solutions that improve the quality of healthcare delivery through products and services that provide continuous, accurate and cost-effective blood and tissue diagnostic information. Primary products include the TrendCare® continuous blood gas monitoring system, including Paratrend® and Neotrend® for use with adult, pediatric and neonatal patients; and the Neurotrend® cerebral tissue monitoring system.

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